Exhibit 99.2

Restricted Stock Agreement

Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan Grantee: __________ No. of Shares:

This Restricted Stock Agreement (the “Agreement”) evidences the award of ____shares of Restricted Stock (each, an “Award Share,” and collectively, the “Award Shares”) of the Stock (as adjusted pursuant to Article 9 of the Plan) of Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “Company”), to [Name] (“you”). This award was approved by the Conflicts Committee of the Company’s Board of Directors on August 2, 2016, with an effective date of grant as of August 5, 2016, provided you are providing services as an independent director to the Company on such date (the “Grant Date”). This grant was made pursuant to the Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Plan (the “Plan”), and, in addition to being conditioned on your service as of the Grant Date, is also conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement. This Agreement represents the Company’s commitment to issue the Award Shares on the Grant Date, subject to the terms of this Agreement and the Plan.

1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement or the Plan.

2. Vesting.

(a) All of the Award Shares are nonvested and forfeitable as of the Grant Date.

(b) So long as your Continuous Status as a Participant has not terminated as of the Grant Date, and through the applicable date upon which vesting is scheduled to occur, the Award Shares will become cumulatively vested, nonforfeitable, and transferable to the extent of __ of such shares on _______; ___ of such shares on _______; __ of such shares on _______, and __ of such shares on _______ (as adjusted pursuant to Article 9 of the Plan).

(c) Notwithstanding the foregoing, if (i) your Continuous Status as a Participant terminates by reason of death or Disability; or (ii) a Change in Control occurs, all outstanding unvested Award Shares shall become 100% vested upon such cessation of your Continuous Status as a Participant or the occurrence of the Change in Control, as applicable.

3. Termination of Service.

Unvested Award Shares. If your service with the Company as an independent director ceases for any reason, except as otherwise specified in Section 2, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration.

4. Restrictions on Transfer.

(a) Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated, or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b) You hereby represent and warrant to the Company as follows:

(i) You understand that the Company may, in its discretion, impose restrictions on the sale, pledge or other transfer of the Award Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company, such restrictions are necessary or desirable to comply with the 1933 Act, the securities laws of any State or any other law.

(ii) You are aware that your investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.

(c) Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) or that the Company imposes pursuant to Section 4(b) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement; or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5. Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable and until they may be transferred freely without restriction under this Agreement. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date. As soon as practicable after vesting of the Award Shares, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf, for such vested Award Shares. Upon the request of the Administrator, you shall deliver to the Company a stock power, endorsed in blank, with respect to any Award Shares that have been forfeited pursuant to this Agreement.

6. Tax Election and Tax Withholding.

(a) Currently because you are not an employee of the Company, no income or employment withholding tax must occur with respect to the issuance of, or vesting of, Award Shares. If this situation should change, you agree to comply with the income tax withholding provisions set forth in the Plan.

(b) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election must also be delivered to the Company when and if the election is made (please see, the instructions and sample election attached hereto). You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. The Committee shall make adjustments, in its discretion, and in accordance with Article 9 of the Plan, to address the treatment of the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 7 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b) Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

9. Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

10. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

13. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

15. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in Baltimore City, Maryland, and you hereby agree and submit to the personal jurisdiction and venue thereof.

16. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Electronic Delivery of Documents. By your signing this Agreement, you (a) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (b) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (c) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (d) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

Phillips Edison Grocery Center REIT I, Inc.

By:
Name:
Title:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

GRANTEE

Name:

Date:

Enclosure: Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Independent Director Stock Plan.

{This Stock Power should be signed in blank and deposited with the Company if share certificates are issued and/or delivered to the Grantee for Award Shares that are nonvested and forfeitable.}

STOCK POWER

FOR VALUE RECEIVED, the undersigned, ________________, hereby sells, assigns and transfers unto Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “Company”), or its successor, ______________ shares of common stock, par value $0.01 per share, of the Company standing in my name on the books of the Company, represented by Certificate No. ____________, or an appropriate book entry notation, and hereby irrevocably constitutes and appoints ______________________________________________________ as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated:

IMPORTANT TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.

2.	If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this rule are made. YOU SHOULD SEND THE ELECTION VIA CERTIFIED MAIL OR VIA A DELIVERY SERVICE THAT PROVIDES PROOF OF DELIVERY.

3.	You must provide a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company. This copy should be provided to the Company at the same time that you file your 83(b) Election Form with the Internal Revenue Service.

4.	In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your tax return for the taxable year that includes the Grant Date.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.

6.	You must consult your personal tax advisor before making an 83(b) Election. The attached election forms are intended as samples only, they must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code to Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address, and taxpayer identification number of the undersigned are:

______________________________

______________________________

______________________________

___-__-____

2. The property with respect to which the election is made is _____________________ shares of Common Stock, par value $0.01 per share, of Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “Company”).

3. The date on which the property was transferred was ________________, the date on which the taxpayer received the property pursuant to a grant of restricted stock.

4. The taxable year to which this election relates is calendar year 20__.

5. The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property. The taxpayer will vest in 1/5 of the shares of Common Stock on __________, 20__, and 1/5 of the shares will vest and become nonforfeitable every year thereafter, such that 100% of the shares will be vested and nonforfeitable on __________, 20__, provided that the taxpayer is providing services to the Company or its Affiliate on such dates and certain other events occur.

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $________________ per share; with a cumulative fair market value of $______________. The taxpayer did not pay any amount for the property transferred.

7. A copy of this statement was furnished to Phillips Edison Grocery Center REIT I, Inc. and/or its Affiliates, for whom the taxpayer rendered the services underlying the transfer of such property.

8. This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed: _________________________________________________

Date: __________________________

Letter for filing Section 83(b) Election Form

[Date]

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

(the Service Center to which individual income tax return is filed)

Re:	83(b) Election of [Name]
Social Security Number:

Dear Sir/Madam:

Enclosed is an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Phillips Edison Grocery Center REIT I, Inc., a ________________ corporation, that were transferred to me on ___________________, 20__.

Please file this election.

Sincerely,

[Name]

cc: Corporate Secretary of Phillips Edison Grocery Center REIT I, Inc.